Exhibit 5.1

[ROCKWELL COLLINS LETTERHEAD]

Rockwell Collins, Inc.
400 Collins Road NE

Cedar Rapids, Iowa 52498

January 9, 2017

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, Iowa 52498

Ladies and Gentlemen:

I and other attorneys under my supervision have acted as counsel to Rockwell Collins, Inc., a Delaware corporation (the “Corporation”) in connection with the preparation and filing of the Registration Statement on Form S-4 of the Corporation (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued in connection with the merger of Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Corporation (“Merger Sub”), with and into B/E Aerospace, Inc., a Delaware corporation (“B/E Aerospace”), with B/E Aerospace continuing as the surviving corporation and a wholly owned subsidiary of the Corporation, as described in the Registration Statement.

I have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among the Corporation, Merger Sub and B/E Aerospace. In rendering this opinion, I or other members of my staff have also examined such corporate records and other documents, and such matters of law as I or they deem necessary or appropriate. In rendering this opinion, I have, with your consent, relied upon oral and written representations of officers of the Corporation and certificates of officers of the Corporation and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based on and subject to the foregoing, I am of the opinion that when the Registration Statement has been declared effective under the Act by order of the Securities and Exchange Commission and the Common Stock has been duly issued and delivered in accordance with the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is rendered in my capacity as General Counsel of the Corporation and is limited to the General Corporation Law of the State of Delaware. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robert J. Perna
Robert J. Perna
Senior Vice President, General Counsel
and Secretary